EXHIBIT 99.1

NEWS RELEASE

UnumProvident Names Watjen President and CEO

Board Expresses Confidence in Watjen’s Experience, Leadership

Chattanooga, Tenn., September 29, 2003 – UnumProvident Corporation (NYSE:UNM) today announced that its Board of Directors has appointed Thomas R. Watjen president and chief executive officer. Watjen has been serving as the company’s president and CEO on an interim basis since March 2003.

“After a thorough external search, the Board of Directors has unanimously approved Tom Watjen as president and chief executive officer of UnumProvident,” said C. William Pollard, co-chairman of the Office of Chairman of the Board. “He is an experienced leader with knowledge and understanding of the company and also has proved his ability to execute. During the past six months, Tom has led in improving the financial strength of the company and has developed a momentum and direction for the future. Under his leadership, the company raised more than $1 billion in new capital and initiated changes to improve the quality of our investments. He also has provided an open environment within the company that encourages confidence and trust among our people. We are confident Tom is the right leader for UnumProvident.”

UnumProvident’s board of directors initiated the search for a new chief executive in March 2003, naming outside director John W. Rowe to lead a search committee assisted by executive recruiting firm Heidrick & Struggles. At that time, the board said it would consider Watjen as well as external candidates.

“We conducted an exhaustive search and after considering a number of outstanding executives, the Board concluded that nobody is better qualified than Tom Watjen to lead this company,” added Lawrence R. Pugh, co-chairman of the Office of Chairman of the Board. “In addition to being an outstanding leader, Tom is a man of strong values and high integrity, a combination that will continue to serve UnumProvident and its stakeholders well.”

“I am both excited and honored to have earned the support and confidence of our board of directors,” said Watjen. “UnumProvident is an outstanding company with a sound business model, strong customer base and more than 13,000 dedicated employees. While undoubtedly there will be more challenges ahead, I am confident we can enhance our market leadership position for the benefit of our customers and employees while creating long-term value for our shareholders.”

Watjen added, “My primary goal is to position UnumProvident to consistently meet or exceed the expectations of our key constituents, including shareholders, customers and of course our employees. We will continue to build upon and execute a business plan focused on our strengths. We have instilled, and will continue to instill, stronger financial discipline in all that we do to further improve the company’s profitability and overall financial position. At the same time, we will operate with the highest ethical standards.

“We have made great strides over the past six months, and I look forward to building off this momentum in the months ahead,” he said. “As we deliver on these commitments, I am certain we will continue to earn the full confidence of all of our key constituents.”

Watjen, 49, joined Provident Companies Inc. in 1994 as executive vice president and chief financial officer. In March 1997 he was named vice chairman and a director. In June 1999, following the merger of Unum Corporation and Provident, Watjen became executive vice president, finance and risk management, for UnumProvident. In May 2002, he was named vice chairman and chief operating officer and elected to the board of directors. He was appointed president and chief executive officer on an interim basis in March 2003.

Prior to joining Provident, Watjen was a managing director at Morgan Stanley and Company. He also worked as a partner with Conning & Company and in corporate finance at Aetna Life and Casualty. Watjen earned a bachelors degree in economics from the Virginia Military Institute and a master of business administration degree from the Darden School at the University of Virginia.

Both Pollard and Pugh will continue in their roles as co-chairmen of the Office of Chairman of the Board. The company established the Office of the Chairman of the Board in March 2003 to increase the exchange of information between the CEO and the Board. “We have found this arrangement to be very useful,” said Watjen. “Information is exchanged on a more continuous and timely basis, and we have the benefit of the experience of two former CEOs of public companies. Additionally, this structure is consistent with the trends in corporate governance to separate the position of Chairman of the Board from that of the CEO. I look forward to working closely with both Larry and Bill as co-chairs.”

UnumProvident is the largest provider of group and individual disability income protection insurance in North America. Through its subsidiaries, UnumProvident insures more than 25 million people and paid $4.8 billion in total benefits to customers in 2002. With primary offices in Chattanooga, Tenn., and Portland, Maine, the company employs more than 13,000 people worldwide. For more information, visit www.unumprovident.com.

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A “safe harbor” is provided for forward-looking statements under the Private Securities Litigation reform Act of 1995. Statements in this press release which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors including pricing pressures; legislative or regulatory changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of claim-related litigation, the level of pension benefit costs and funding, and investment results, including credit deterioration of investments. For further information on risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2002, and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.